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                                                                      EXHIBIT 11
                        BEARINGS, INC. AND SUBSIDIARIES

                      Computation of Net Income Per Share
                                  (Unaudited)
                       (Thousands, except per share data)
- - --------------------------------------------------------------------------------

                                                             Three Months Ended                   Nine Months Ended
                                                                   March 31                            March 31
                                                           1994              1993               1994              1993
                                                           ----              ----               ----              ----
    Average Shares Outstanding
    --------------------------
 1. Average common shares
    outstanding                                           7,553             7,294              7,549              7,212

 2. Net additional shares
    outstanding assuming stock
    options exercised and
    proceeds used to purchase
    treasury stock                                          155                69                156                 72
                                                         ------             -----              -----              -----

 3. Adjusted average common
    shares outstanding for
    fully diluted computation                             7,708             7,363              7,705              7,284
                                                          =====             =====              =====              =====


    Net Income
    ----------

 4. Net income as reported in
    statements of consolidated
    income                                               $2,886            $2,378             $7,598             $5,638
                                                         ======            ======             ======             ======


    Net Income Per Share
    --------------------
 5. Net Income per average
    common share outstanding
    (4/1)                                                $  .38            $  .33             $ 1.01             $  .78
                                                         ======            ======             ======             ======



 6. Net income per common
    share on a fully
    dilutive basis (4/3)                                 $  .37(A)         $  .32(A)          $  .99(A)          $  .77(A)
                                                         ======            ======             ======             ======

(A) Fully diluted net income per share is not presented as the dilutive effect is less than 3%
